     As filed with the Securities and Exchange Commission on March 10, 1997
                                                 Registration No. 33- __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 -------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   Under the
                             Securities Act of 1933
                          PAIRGAIN TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                          33-0282809
   (State or Other Jurisdiction of                            (I.R.S. Employer
    Incorporation or Organization)                           Identification No.)

                             14402 FRANKLIN AVENUE
                           TUSTIN, CALIFORNIA  92780
                                 (714) 832-9922
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                               CHARLES S. STRAUCH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          PAIRGAIN TECHNOLOGIES, INC.
                             14402 FRANKLIN AVENUE
                           TUSTIN, CALIFORNIA  92780
                                 (714) 832-9922
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)
                                 -------------
                                   Copies to:
                             BRUCE R. HALLETT, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                         CALCULATION OF REGISTRATION FEE
==========================================================================================================================
  Title of Each Class of     Amount to be Registered       Proposed Maximum         Proposed Maximum           Amount of
     Securities to be                                          Offering                 Aggregate             Registration
        Registered                                        Price Per Share(1)         Offering Price               Fee
--------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value       2,366,852 shares               $30.8125                $72,928,627              $22,100
     $0.0005 per share
==========================================================================================================================

(1) The price of $30.8125 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on March 7, 1997, is set solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




                                2,366,852 SHARES

                          PAIRGAIN TECHNOLOGIES, INC.

                                  COMMON STOCK
                         ($0.0005 par value per share)

                              ___________________

         This prospectus (the "Prospectus") relates to the public offering, which is not being underwritten, of up to 2,366,852 shares (the "Shares") of Common Stock, par value $0.0005 per share, of PairGain Technologies, Inc. ("PairGain," the "Company" or the "Registrant") by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders received such shares in connection with PairGain's acquisition of Avidia Systems, Inc. ("Avidia") through a statutory merger of a wholly-owned subsidiary of the Company with and into Avidia (the "Merger"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to registration rights granted by the Company to the Selling Stockholders. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisers to certain of the Selling Stockholders) in connection with the registration of the Shares.

         The Shares may be offered by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Distribution or Sale of the Shares."

         The Company will not receive any part of the proceeds from sales of the Shares by the Selling Stockholders. See "Use of Proceeds."
                                ________________

               THE COMMON STOCK OFFERED HEREBY HAS A HIGH DEGREE
         OF RISK.  SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 4.
                                ________________

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PAIR." On March 7, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $30.125 per share.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Distribution or Sale of the Shares" herein for a description of indemnification arrangements.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                ________________

                 THE DATE OF THIS PROSPECTUS IS MARCH 10, 1997

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                             AVAILABLE  INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address is http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any documents referred to are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.


                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus:

                 (i) the Annual Report of the Company on Form 10-K/A for the year ended December 31, 1995;

                 (ii) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

                 (iii) definitive Proxy Statement filed with the Commission on May 8, 1996 in connection with the Company's Annual Meeting of Stockholders;

                 (iv) definitive Proxy Statement filed with the Commission on November 12, 1996 in connection with the Company's Special Meeting of Stockholders;

                 (v) the Company's Report by Issuer of Securities on Form 10-C filed with the Commission on June 18, 1996;

                 (vi) the Current Report of the Company on Form 8-K filed with the Commission on March 5, 1997; and

                 (vii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission August 6, 1993, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Charles W. McBrayer, Chief Financial Officer at PairGain Technologies, Inc., 14402 Franklin Avenue, Tustin, California 92780, or by telephone at (714) 832-9922.

         PairGain(R), Campus-Flex(R), Campus-T1(R), Campus-E1(R),
Campus-Star(TM), Campus-768(TM), Campus-REX(TM), CopperOptics(TM), HiGain(TM), Megabit Modem(TM), EtherPhone(TM), AccessHub(TM), AccessGate(TM), PG-Plus(TM) and PG-Flex(TM) are trademarks of the Company.


                                  THE COMPANY

         PairGain is a leading provider of telecommunications products based on high-speed Digital Subscriber Line ("xDSL") technology. The Company designs, manufactures, markets and supports products that allow telecommunications carriers and private network owners to more efficiently provide high-speed digital services to end users over the large existing infrastructure of unconditioned copper wires. These services enable high-speed data transmission for applications such as T1/E1, high-speed Internet access, telecommuting, wide area networking and video conferencing.

         The Company's direct sales force markets its products to the regional Bell operating companies and their local telephone company affiliates and to the larger independent telephone companies by working closely with the planning, switching and transmission departments of such customers. The Company sells to other independent carriers and owners of private networks through direct sales, telesales and distributors. In addition to the specific sales efforts directed at its public and private network customers, the Company's marketing activities include participation in industry trade shows and conferences, distribution of sales and product literature, media relations, advertising in trade journals, direct mail and ongoing communications with its customers and industry analysts.

         The Company was incorporated in California in February 1988 and changed its state of incorporation from California to Delaware in September 1993. The Company maintains its executive offices at 14402 Franklin Avenue, Tustin, California 92780, and its telephone number at that address is (714) 832-9922.

                           INVESTMENT CONSIDERATIONS

         In addition to the other information in this Prospectus, the following Investment Considerations should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements which involve risk and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices and other factors discussed in the Company's filings with the Commission.

   Acquisition-Related Risks

         The Company's acquisition of Avidia was its first significant acquisition of another company. The Avidia acquisition will present the Company with numerous challenges, including difficulties in the assimilation of the operations, technologies and products of Avidia and managing separate geographic operations. The process of integrating Avidia's business into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. If the Company's management does not respond to these challenges effectively, the Company's results of operations could be adversely affected. Moreover, there can be no assurance that the anticipated benefits of the Avidia acquisition will be realized.

   Average Sales Price Reductions

         Commencing in mid-1993, the Company began reducing the average sales prices of its HiGain(TM) products in an effort to increase market demand for its products and in anticipation of expected price competition. These reductions have been significant, representing a reduction of as much as 14%, in 1996, 23% in 1995 and 40% in 1994. The Company expects to continue to reduce the average sales prices of its products, including its HiGain products, in future periods. Accordingly, the Company's ability to maintain or increase revenues will depend in part upon its ability to increase unit sales volumes of HiGain products and to introduce and sell new products at rates sufficient to compensate for the reduced revenue effect of such continuing reductions in the average sales prices of the Company's HiGain products. Declining average sales prices may also adversely affect gross margins on the Company's HiGain products if the Company is unable to fully offset such reductions in average sales prices by reductions in the Company's per unit costs. There can be no assurance that the Company will be able to increase the unit sales volumes of its HiGain products, introduce and sell new products, reduce its per unit costs or maintain or increase revenues or margins attributable to such products.

   Product Concentration

         Revenues from HiGain products represented approximately 76% of the Company's total revenues in each of the years 1996, 1995 and 1994. The Company expects that revenues from HiGain products will continue to account for a majority of the Company's revenues for the foreseeable future, although there can be no assurance that the Company will be able to sustain recent levels of HiGain product sales. A decline in demand for HiGain products, whether as a result of competition, deployment of fiber cable, technological change or otherwise, could have a material adverse effect on the Company's operating results.

   Future Operating Results Subject to Fluctuation

         The Company's operating results may fluctuate in the future as a result of a number of factors, including the timing of orders from, and shipments to, major customers, the timing of new product announcements by the Company or its competitors, variations in the Company's sales channels or the mix of products its sells, changes in pricing policies by the Company's suppliers, the availability and cost of key components, the timing of personnel hirings, the market acceptance of new and enhanced versions of the Company's products and the timing of final product approvals from any of the Regional Bell Operating Companies ("RBOC's"). Further, the Company's expense levels are based in part on expectations of future revenues, and the Company has been significantly increasing and intends to continue to significantly increase operating expenditures and to increase inventory as its expands its levels of operations. The Company anticipates that the rate of new orders may vary significantly from month to month. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, operating expenses and inventory levels could be disproportionately high, and the Company's operating results for that quarter, and potentially future quarters, would be adversely affected.

   Competition

         Competition in the Company's markets is intense, and the Company expects that competition will increase. Many of the Company's potential competitors have substantially greater name recognition and technical, financial and marketing resources than the Company. There can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution and support capabilities to compete successfully in the future. Competitive pressures could reduce demand for the Company's products, cause the Company to further reduce prices on its existing products, increase expenses or cause delays or cancellations of customer orders, any one of which could adversely affect the Company's business and results of operations.

         The Company's most significant domestic competitors are ADTRAN, Inc. ("ADTRAN") and ADC Telecommunications, which offer High-bit-rate Digital Subscriber Line ("HDSL") systems and have often competed with the Company on the basis of price. The Company may also face competition from the licensees of its own HDSL technology. Specifically, the Company and Alcatel Network Systems, Inc. ("Alcatel") have granted each other royalty-free cross licenses of current PairGain HDSL technology and Alcatel's current Network Management Software.

         Many companies have introduced or announced xDSL-based products, including both T1 and E1 products, including HDSL chips currently offered by Brooktree Corporation, the former supplier of the Company's SPAROW I chip, Level One Communications and Metalink. Other companies that offer xDSL-based products include Ascend, ADTRAN, Westel, Amati and Cisco. The Company also faces significant competition from providers of other technologies used by private network users to transmit information, including fiber and conventional repeatered T1 lines. The Company expects that additional companies will introduce competitive products in the future, and there can be no assurance that the Company will continue to compete successfully in the future.

         All manufacturers of products based on HDSL technology face competition from fiber optic and conventional repeatered systems as alternate solutions for the delivery of T1, E1 and other high-bandwidth services to end users. As telephone companies continue to install fiber cable and conventional repeatered T1 systems to provide high-bandwidth service in local subscriber loops, the demand for HDSL products may decline. Further, the deployment of fiber to replace existing HDSL installations will result in the availability of those existing HDSL systems for installation elsewhere and may adversely affect future demand for HDSL products.

   Dependence on Suppliers and Subcontractors

         Certain components used in the Company's HDSL products are currently purchased from a single source (including the Company's SPAROW II chip) and others are available from a limited number of sources. In the past, the Company has experienced delays in the receipt of certain of its key components, which have resulted in delays in product deliveries. There can be no assurance that delays in key component and product deliveries will not occur in the future. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments to the Company's customers. Any such delays or reductions could have a material adverse effect on the Company's reputation and customer relationships which could, in turn, have a material adverse effect on the Company's business and results of operations. In addition, the Company uses third-party subcontractors for the manufacture of its products. This reliance on third-party subcontractors involves several risks, including the potential absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs.

         Shortage of raw materials or production capacity constraints at the Company's subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. Any such reduction may result in delays in shipments of the Company's products or increases in the price of components, either of which could have a material adverse impact on the Company.

   Customer Concentrations

         Aggregate sales to local telephone companies affiliated with Bell Atlantic, BellSouth, NYNEX, Pacific Telesis, and SBC Communications (formerly Southwestern Bell) accounted for approximately 59%, 63% and 66% of the Company's total revenues for 1996, 1995 and 1994, respectively. As a result of the Company's dependence on its largest customers, the Company's future success will significantly depend upon the timeliness and size of future purchase orders, if any, from its largest customers, the product requirements of such customers, the financial and operational success of such customers, and in particular, the success of such customers' services deployed using the Company's products. The Company's sales to its largest customers have in the past fluctuated and may in the future fluctuate significantly from quarter-to-quarter and year-to-year. The loss of any such customer or the occurrence of any such sales fluctuations could have a material adverse effect on the Company's business and results of operations.

   Dependence on New Markets and Technologies

         The Company is evaluating new applications of high-speed copper transmission technologies, is investing significant corporate resources in the development of Asymmetric Digital Subscriber Line ("ADSL") technology, and expects to devote significant additional resources to the development of other new technologies in the future. In addition, the Company does not expect to generate significant revenues from ADSL products in 1997, and there can be no assurance that the Company will ever generate significant revenues from ADSL products. There can be no assurance that such technologies will be viable or that markets for such technologies will develop. Any failure in the development of new markets and technologies could have a material adverse effect on the Company's business.

    Rapid Technological Change and Dependence on New Products

         The market for the Company's products is characterized by rapid technological advances, evolving industry standards, changes in end user requirements and frequent new product introductions and enhancements. The introduction of xDSL products involving superior technologies or the emergence of alternative technologies or new industry standards could render the Company's existing products, as well as products currently under development, obsolete and unmarketable. The Company believes its future success will depend in part upon its ability to continue, on a cost-effective and timely basis, to enhance its xDSL products, develop and introduce new products for the xDSL market and other markets, meet changing customer needs and achieve broad market acceptance for its products. There can be no assurance that the Company will be able to respond effectively to technological changes or new product announcements, that the Company will be able to successfully develop and market new products or product enhancements or that such products or enhancement will achieve market acceptance. Any failure by the Company to anticipate or respond on a cost effective and timely basis to technological developments, changes in industry standards or end user requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business. Further, there are physical limits to the speed at which transmissions can travel over copper wire, and the Company's copper-based xDSL products will not be a viable solution for customers requiring service at performance levels beyond the limits of copper wire.

   Need to Generate International Sales

         To date, sales of the Company's products outside of the United States and Canada have been limited. The Company's ability to meet its objectives will require it to generate significant international sales in 1997 and beyond. International business is subject to risks in addition to those inherent in the Company's North American business including substantially different regulatory requirements in different jurisdictions, varying technical standards, tariffs and trade barriers, political and economic instability, reduced protection for intellectual property rights in certain countries, difficulties in staffing and maintaining foreign operations, difficulties in managing distributors, potentially adverse tax consequences, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and the possibility of difficulties in collecting accounts receivable and increased days sales outstanding. There can be no assurance that the Company will be able to generate significant international sales, or establish new strategic marketing relationships in the future. In addition, in the event the Company is successful in doing business outside of North America, the Company may also face economic, political and foreign currency situations that are substantially more volatile than those commonly experienced in the United States and other international markets. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business and results of operations.

   Proprietary Technology

         The Company's success and future revenue growth will depend, in part, on its ability to protect trade secrets, obtain or license patents and operate without infringing on the rights of others. Although the Company regards its technology as proprietary, it has limited patents on such technology. The Company relies on a combination of technical leadership, trade secrets, copyright and trademark law and nondisclosure agreements to protect its unpatented proprietary know-how. However, there can be no assurance that such measures will provide meaningful protection for the Company's trade secrets or other proprietary information. Moreover, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights, although the Company is not party to any pending intellectual property litigation. There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such claims will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties, regardless of the merit of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

   Dependence on Key Personnel

         The success of the Company is dependent in large part on two of its founders, Howard S. Flagg and Benedict A. Itri, on its Chairman and Chief Executive Officer, Charles S. Strauch, and on other key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. The Company does not have employment contracts with any of its executive officers. In addition, the Company believes that its future success will depend in large part upon its continued ability to attract, retain and motivate highly skilled employees, who are in great demand. There can be no assurance that the Company will be able to do so.

   Management of Expanding Operations

         The Company has experienced a period of significantly expanding operations and headcount, which has placed, and will continue to place, a significant strain on the Company's personnel and other resources. The Company's ability to manage any future increases in the scope of its operations or headcount, should they occur, will depend on significant expansion of its manufacturing, research and development, marketing and sales, management and financial and administrative capabilities. The failure of the Company's management to effectively manage any expansion in its business could have a material adverse effect on the Company's business and results of operations.

   Reliance on Primary Manufacturing Facilities

         The Company historically conducted virtually all final assembly and final test functions at its manufacturing facility in Tustin, California. In 1996, the Company entered into an agreement to have its PG-2 products manufactured, on a turnkey basis, by Jabil Circuits at Jabil's St. Petersburg, Florida facility. Any extended interruption of operations at either of these facilities could have a material adverse effect on the Company's business and results of operations.

   Capital Requirements

         The Company's capital requirements will depend on many factors, including the levels at which the Company maintains inventory, the continued market acceptance of the Company's products, growth in unit sales volume of HiGain products, the extent to which the Company invests in new technology and improvements to its existing xDSL technology, the marketing expenditures associated with launching new products and maintaining a competitive position in the marketplace and the response of competitors to products based on the Company's technology. To the extent that the Company's existing resources, together with future earnings, are insufficient to fund the Company's future activities, the Company may need to raise additional funds through public or private financings. No assurance can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. Except as indicated, no Selling Stockholder has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares. Because (i) the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated hereby, and (ii) there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. See "Distribution or Sale of the Shares."

         The Shares being offered pursuant to this Prospectus by the Selling Stockholders were acquired from the Company in connection with its acquisition of Avidia. [At the time of the acquisition, each Selling Stockholder represented to the Company that it was acquiring its Shares without any present intention of effecting a distribution of those Shares.] However, in accordance with agreements entered into with the Selling Stockholders at the time of the acquisitions, the Company agreed to effect a shelf registration (of which this Prospectus is a part) of all Shares in order to permit the Selling Stockholders to effect sales of such Shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of the following events: (i) twenty-four (24) months have elapsed since the Effective Time of the Merger; (ii) all Shares have been sold pursuant to the Registration Statement; or (iii) all Shares held by each Selling Stockholder can be sold by such stockholder in a three month period pursuant to Rule 144 under the Securities Act.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                    NUMBER OF          NUMBER OF
                                                      SHARES          SHARES BEING    OUTSTANDING
NUMBER OF SELLING STOCKHOLDER                  BENEFICIALLY OWNED(1)  OFFERED(1)(2)     SHARES
-----------------------------                  ---------------------  -------------   -----------
Sun, Paul K. ..............................           427,541           427,541             *
Jenkins, David R. .........................           264,898           264,898             *
Eaton, Paul ...............................           264,898           264,898             *
McCormack, Charles N. .....................           221,508           221,508             *
Point Venture Partners, L.P. ..............           118,583           118,583             *
Juliano, Lisa .............................           117,657           117,657             *
TECOM Co., Ltd. ...........................           104,650           104,650             *
Price, Michael J. .........................            94,840            94,840             *
Windsong Partners, L.P. ...................            75,217            75,217             *
Mezzacappa, Damon .........................            75,217            75,217             *
Mainz Holdings Limited ....................            75,217            75,217             *
David-Weill, Michel .......................            75,217            75,217             *
Gilbertson, Robert ........................            71,410            71,410             *
Richard Kayne, as trustee under the
  Agreement of Trust made as of
  November 22, 1996 between Michael B.
  Targoff, as grantor, and the trustee ....            30,087            30,087             *
J. Ira Harris, as trustee under the Trust
  Agreement dated June 8, 1983, as amended
  and restated, creating the "J. Ira
  Harris Living Trust" ....................            30,087            30,087             *
Firstmark Telluride Group .................            30,087            30,087             *
Audrey MacLean and Michael M. Clair, as
  Trustees, or their successors, of the
  Audrey MacLean and Michael Clair Trust
  Agreement UAO 12/1/90 ...................            30,087            30,087             *
Centrella, Michael S. .....................            25,574            25,574             *
Lazard Freres & Co. LLC ...................            19,622            19,622             *
Rock Ventures LLC(3) ......................            18,051            18,051             *

Aguis, Marcus .............................         15,043            15,043             *
Rice, L. Gregory ..........................         15,043            15,043             *
Golman, Jeffrey A. ........................         15,043            15,043             *
Friedman, Dennis ..........................         15,043            15,043             *
Emerson, Richard P. .......................         15,043            15,043             *
Araskog, William R. .......................         15,043            15,043             *
Cinq Partners .............................         12,034            12,034             *
Wasserman, Harvey .........................          7,848             7,848             *
Lee, David C. .............................          7,521             7,521             *
Lacoff, Dan ...............................          7,521             7,521             *
Abramson, Marc ............................          7,521             7,521             *
Point Venture Partners Pennsylvania, L.P. .          6,642             6,642             *
Lederman, Dr. Sanford .....................          6,016             6,016             *
Skrzypczak, Casimir .......................          3,008             3,008             *
Parten, Adam P. ...........................          3,008             3,008             *
Meskin, Melvin ............................          3,008             3,008             *
Lacoff, David .............................          3,008             3,008             *
Kahan, James S. ...........................          3,008             3,008             *
Hoffman, Scott ............................          3,008             3,008             *
Ha, Gil ...................................          3,008             3,008             *
Wells Fargo Bank, N.A., as Escrow Agent
  under the Indemnity Escrow Agreement
  dated February 27, 1997 by and among
  the Company, Abalone Corporation,
  Wells Fargo Bank, N.A., and Derek Minno .         29,987(4)         29,987(4)          *
                                                 ---------         ---------
                                                 2,366,852         2,366,852

 -------------
 *       Less than 1%.

(1) Except with respect to Wells Fargo Bank, N.A., each Selling Stockholder's Shares (i) include the maximum number of Shares that may be distributed to the Selling Stockholder from an escrow fund established pursuant to that certain Indemnity Escrow Agreement dated as of February 27, 1997 by and among the Company, Abalone Corporation, Wells Fargo Bank, N.A., and Derek Minno (the "Indemnity Escrow Agreement") to pay for potential indemnification claims that may be asserted against such stockholder pursuant to the Indemnity Escrow Agreement and that certain Agreement and Plan of Reorganization dated as of February 19, 1997 by and among the Company, Abalone Corporation and Avidia, but (ii) exclude that number of Shares held in escrow pursuant to the Indemnity Escrow Agreement to be used to reimburse the Company for certain transaction expenses paid by the Company on behalf of the Selling Stockholder.

(2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(3) Subsequent to the date of this Prospectus, the Shares held by Rock Ventures LLC may be distributed to the following members thereof:
         Richard J. Malone; Rosemary M. Cochran.

(4) These Shares are beneficially owned by the Selling Stockholders pro rata according to the number of Shares held by all such stockholders, but are to be used to reimburse the Company for certain transaction expenses paid by the Company on behalf of the Selling Stockholders. Pursuant to the Indemnity Escrow Agreement, the Company shall instruct Wells Fargo Bank, N.A. to liquidate these shares on the Company's behalf or deliver them directly to the Company.

         The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to certain of the Selling Stockholders) in connection with the registration of the Shares.

                       DISTRIBUTION OR SALE OF THE SHARES

         The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders. The sale of the Shares may be effected by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their pledgees, donees, transferees or other successors in interest, and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Shares were originally issued to former stockholders of Avidia in connection with the statutory merger of a wholly-owned subsidiary of the Company with and into Avidia pursuant to an exemption from the registration requirements of the Securities Act. The Company has agreed to register the Shares under the Securities Act and to indemnify and hold certain Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares.

         There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                    EXPERTS

         The Consolidated Financial Statements and related Financial Statement Schedule of PairGain Technologies, Inc. as of December 31, 1995 and for the year then ended appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, which are incorporated by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The Consolidated Financial Statements and related Financial Statement Schedule of PairGain Technologies, Inc. as of December 31, 1994 and for each of the two years in the period ended December 31, 1994 appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Consolidated Financial Statements and related Financial Statement Schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale or the distribution of the securities being registered, other than underwriting discounts and commissions and finder's fees. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market additional listing fee.

Securities and Exchange Commission registration fee ............   $22,100
Nasdaq National Market additional listing fee ..................    17,500
Accounting fees and expenses ...................................     7,500
Legal fees and expenses ........................................    15,000
Miscellaneous ..................................................     5,400
                                                                   -------
    Total.......................................................   $67,500
                                                                   =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Bylaws, as amended, provide for indemnification of any director, officer, or employee to the maximum extent permitted by such Section 145.

     The Company's Certificate of Incorporation provides that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, or actions lending to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

ITEM 16.  EXHIBITS.

Exhibit No.

5.1      Opinion of Brobeck, Phleger & Harrison LLP

23.1     Consent of Deloitte & Touche LLP, independent auditors

23.2     Consent of Ernst & Young LLP, independent auditors

23.3     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)

24.1     Power of Attorney.  Reference is made to page II-4.


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                 Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on March 10, 1997.

                                   PAIRGAIN TECHNOLOGIES, INC.

                                   By: /s/  CHARLES S. STRAUCH
                                       ------------------------------------
                                       Charles S. Strauch
                                       Chairman and Chief Executive Officer

         We, the undersigned officers and directors of PairGain Technologies, Inc. do hereby constitute and appoint Charles S. Strauch and Charles W. McBrayer, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any amendment pursuant to Rule 462(b) of the Securities Act of 1933 which may be deemed to be a new registration statement) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

                SIGNATURE                                   TITLE                              DATE
                ---------                                   -----                              ----
 /s/ Charles S. Strauch                       Chairman, Chief Executive Officer     March 10, 1997
 ---------------------------------------                and Director
 Charles S. Strauch                             (Principal Executive Officer)



 /s/ Charles W. McBrayer                         Vice President, Finance and        March 10, 1997
 ---------------------------------------     Administration, and Chief Financial
 Charles W. McBrayer                                       Officer
                                                (Principal Financial Officer)


 /s/ Robert R. Price                                Corporate Controller            March 10, 1997
 ---------------------------------------       (Principal Accounting Officer)
  Robert R. Price


 /s/ Howard S. Flagg                               President and Director           March 10, 1997
 ---------------------------------------
 Howard S. Flagg


 /s/ Benedict A. Itri                              Chief Technical Officer          March 10, 1997
 ---------------------------------------                and Director
 Benedict A. Itri

 /s/ Robert C. Hawk                                       Director                  March 10, 1997
 ---------------------------------------
 Robert C. Hawk

 /s/ Robert A. Hoff                                       Director                  March 10, 1997
 ---------------------------------------
 Robert A. Hoff

 /s/ B. Allen Lay                                         Director
 ---------------------------------------
 B. Allen Lay                                                                       March 10, 1997

                          PAIRGAIN TECHNOLOGIES, INC.

                               Index to Exhibits



5.1      Opinion of Brobeck, Phleger & Harrison LLP

23.1     Consent of Deloitte & Touche LLP, independent auditors

23.2     Consent of Ernst & Young LLP, independent auditors

23.3     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)

24.1     Power of Attorney.  Reference is made to page II-4.